Exhibit 99.1

Track Group Board Names Derek Cassell As Next CEO – Guy Dubois To Remain Chairman, Effective January 1, 2018

NAPERVILLE, IL — January 4, 2018 — Track Group today announced that its Board of Directors has appointed Derek Cassell as Chief Executive Officer effective January 1, 2018. Guy Dubois will remain Track Group’s Chairman.

“This is the perfect time for Derek Cassell to become Track Group’s next Chief Executive Officer.  We've selected a very strong leader at a time when Track Group is in a very strong position,” said Track Group’s Chairman and CEO Guy Dubois. “Derek is unique in his ability to translate vision and strategy into world-class execution, bringing together teams and ecosystems to drive results. He is a champion of the Track Group culture and has an incredible ability to inspire, energize, and connect with employees, partners, and customers. Derek’s vision, strategy and execution track record is exactly what Track Group needs as we enter our next chapter, which I am confident will be even more impactful and exciting than our last.”

Cassell joined Track Group in 2014 through the acquisition of Emerge Monitoring and has moved quickly through the company’s ranks. He most recently served as Track Group’s President, leading the company to consistent revenue and margin growth. Prior to Track Group, he was Executive Vice President of Emerge Monitoring, which was part of the Bankers Surety Team. Cassell has over 20 years experience providing correctional solutions to the criminal justice industry including ADT Correctional Services, G4S Justice Services and ElmoTech Inc.

“I joined Track Group 3 years ago because I wanted to be a part of a company where I believed the possibilities were limitless. Today, I am even more convinced that Track Group is that company,” said Derek Cassell. “Guy Dubois’ vision and leadership have built Track Group into one of the most important companies in the industry; a company fiercely committed to delivering for its customers, shareholders, partners, and employees. The opportunity that lies ahead for Track Group is enormous, and the ability to lead this next chapter is deeply humbling and incredibly exhilarating. I am focused on accelerating the innovation and execution that our customers need from us. Their success will continue to drive us.  At a time when our industry is on the cusp of more disruption than we’ve ever encountered, I couldn’t be more confident in our ability to win, or more honored to lead this great company.”

Track Group also announced that Guy Dubois, currently CEO and Chairman of Track Group’s Board of Directors, would remain Chairman. He will devote his time to supporting Cassell and Track Group’s senior leadership team and continue to drive the Company’s strategic vision.

About Track Group (trackgrp.com)
Track Group, Inc. (OTCQX: TRCK), designs, manufactures, and markets location tracking devices and develops and sells a variety of related software, services, accessories, networking solutions, and monitoring applications for the criminal justice market. The Company’s products and services are designed to empower professionals in security, law enforcement, corrections and rehabilitation organizations worldwide with single-sourced offender management solutions that integrate reliable intervention technologies to support re-socialization and monitoring initiatives.